EXHIBIT 10.43
FOURTH AMENDMENT TO LEASE AGREEMENT
     THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of the _th day of November, 2007, by and between ARI-Commercial Properties, Inc. a California corporation, as agent for the owners of the property, (“Landlord”) as successor in interest to CB Parkway Business Center V, LTD. and RealPage, Inc., a Delaware corporation, successor in interest to RealPage, Inc., a Texas corporation (“Tenant”).
     WHEREAS, CB Parkway Business Center V, LTD. and Tenant entered into that certain Lease Agreement dated as of July 23, 1999 (the “Lease Agreement”);
     WHEREAS, the Lease Agreement has been amended by that certain First Amendment to Lease Agreement dated November 29, 1999 (the “First Amendment”), by that certain Second Amendment to Lease Agreement dated as of January 20, 2006 (the “Second Amendment”), and by that certain Third Amendment to Lease Agreement dated as of August 28, 2006 (the “Third Amendment”) (the Lease Agreement, as amended, the “Lease”);
     WHEREAS, Tenant currently leases certain space (the “Premises”) containing an approximate rentable area of 98,223 square feet in the building located at 4000 International Parkway, Carrollton, Texas;
     WHEREAS, effective December 15, 2007, Tenant desires to lease an additional 56,075 square feet of Approximate Rentable Area, representing all of the Rentable Area, located on the third floor of the Building shown on Exhibit A attached hereto (the “Expansion Premises”), and subject to the terms and conditions set forth herein, Landlord is willing to Lease the Expansion Premises to Tenant; and
     WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing the Tenant’s lease of the Expansion Premises.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:
     1. Lease Term. The Term for the Expansion Premises will commence December 15, 2007.
     2. Premises. The Premises will be expanded to include an additional 56,075 square feet of Approximate Rentable Area. The total Approximate Rentable Area as of the commencement date of this amendment will be 154,298 square feet.
     3. Base Rent. Basic Rental for the Expansion Premises will be payable pursuant to Rental Schedule A below if Tenant does not exercise the Termination Option as to the Termination Space; however, if Tenant exercises the Termination Option as to the Termination Space, Base Rent shall be paid in accordance of Rental Schedule B:

Rental Schedule A			Termination Right not Exercised				Actual SF Occupied
								Pro-Rata
				Rate/SF/	Monthly			Share of
Start	End	Months	SF	Year	Rent	Annual Rent	SF	Building
12/15/2007	12/31/2007	.5	56,075	$0.00	$0.00	0.00	13,935	9.03%
1/1/2008	6/30/2008	6	56,075	$3.73	$17,418.75	$104,512.50	13,935	9.03%
7/1/2008	12/31/2008	6	56,075	$7.46	$34,837.50	$209,025	27,870	18.06%
1/1/2009	12/31/2009	12	56,075	$20.00	$93,458.33	$1,121,500	56,075	36.34%
1/1/2010	12/31/2010	12	56,075	$20.00	$93,458.33	$1,121,500	56,075	36.34%
1/1/2011	12/31/2011	12	56,075	$20.00	$93,458.33	$1,121,500	56,075	36.34%
1/1/2012	12/31/2012	12	56,075	$20.00	$93,458.33	$1,121,500	56,075	36.34%
1/1/2013	12/31/2013	12	56,075	$22.00	$102,804.17	$1,233,650	56,075	36.34%
1/1/2014	12/31/2014	12	56,075	$22.00	$102,804.17	$1,233,650	56,075	36.34%
1/1/2015	12/31/2015	12	56,075	$22.00	$102,804.17	$1,233,650	56,075	36.34%
1/1/2016	8/31/2016	8	56,075	$23.00	$107,477.08	$1,289,725	56,075	36.34%
Total		104

Rental Schedule B			Termination Right Exercised				Actual SF Occupied
								Pro-Rata
				Rate/SF /	Monthly			Share of
Start	End	Months	SF	Year	Rent	Annual Rent	SF	Building
12/15/2007	12/31/2007	.5	56,075	$0.00	$0.00	0.00	13,935	9.03%
1/1/2008	6/30/2008	6	56,075	$3.73	$17,418.75	$104,512.50	13,935	9.03%
7/1/2008	12/31/2008	6	56,075	$7.46	$34,837.50	$209,025.	27,870	18.06%
1/1/2009	12/31/2009	12	27,870	$20.00	$46,450.00	$557,400.00	27,870	18.06%
1/1/2010	12/31/2010	12	27,870	$20.00	$46,450.00	$557,400.00	27,870	18.06%
1/1/2011	12/31/2011	12	27,870	$20.00	$46,450.00	$557,400.00	27,870	18.06%
1/1/2012	12/31/2012	12	27,870	$20.00	$46,450.00	$557,400.00	27,870	18.06%
1/1/2013	12/31/2013	12	27,870	$22.00	$51,095.00	$613,140.00	27,870	18.06%
1/1/2014	12/31/2014	12	27,870	$22.00	$51,095.00	$613,140.00	27,870	18.06%
1/1/2015	12/31/2015	12	27,870	$22.00	$51,095.00	$613,140.00	27,870	18.06%
1/1/2016	8/31/2016	8	27,870	$23.00	$53,417.50	$641,010.00	27,870	18.06%
Total		104
     Electrical Costs. From January 1, 2008, Tenant will be responsible for it’s pro rata share of Electrical Costs in Section 4. (b) of the Lease Agreement for the Expansion Premises as specified in “Pro-Rata Share of Building” columns in the two schedule above. Rental Schedule A shall be used if Tenant does not exercise the Termination Option as to the Termination Space; Rental Schedule B shall be used if Tenant exercises the Termination Option as to the Termination Space.
     4. Termination Option. Tenant, in the sole exercise of its discretion, to be exercised on or before July 31, 2008, may cancel the Lease as to that portion of the Expansion Space designated as Phase III on Exhibit A (“Termination Option”) pursuant to Exhibit D hereto.
     5. Tenant’s Proportionate Share. Tenant’s Pro Rata Share in the Lease Agreement (63.65799%) shall be increased by the Pro-Rata Share of the Expansion Premises. If Tenant does not exercise the Termination Option as to the Termination Space, Tenant’s Proportionate Share shall be increased by the percentages listed in Rental Schedule A. If Tenant exercises the Termination

Option as to the Termination Space, Tenant’s Proportionate Share shall be increased by the percentages listed in Rental Schedule B.
     6. Operating Base Year Expense Stop. The Operating Base Year Expense Stop for the Expansion Premises will be the calendar year of 2008.
     7. Parking. Tenant shall have the right to use parking spaces pursuant to Exhibit F of the original Lease. The number of spaces will be detailed pursuant to Exhibit C attached hereto.
     8. Tenant’s Preferential Right to Lease, as detailed in Exhibit I of the original Lease is hereby deleted in its entirety.
     9. Amendment of Exhibit A. Effective January 1, 2008, Exhibit A attached hereto shall be added to and incorporated into Exhibit A to the Lease.
     10. Delivery of Expansion Premises. SUBJECT TO LANDLORD’S OBLIGATIONS TO MAINTAIN CERTAIN PORTIONS AND COMPONENTS OF THE BUILDING AND THE PREMISES, TENANT HEREBY ACCEPTS THE EXPANSION PREMISES AND THE BUILDING (INCLUDING THE SUITABILITY OF THE EXPANSION PREMISES FOR THE PERMITTED USE) IN “AS IS” CONDITION, SUBJECT TO LANDLORD’S OBLIGATIONS SET FORTH IN SECTION EXHIBIT B BELOW, WITH ANY AND ALL FAULTS AND LATENT OR PATENT DEFECTS AND WITHOUT RELYING UPON ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) OF LANDLORD OR ANY REPRESENTATIVE OF LANDLORD, EXCEPT AS SET FORTH IN THIS AMENDMENT. LANDLORD HAS NOT MADE AND DOES NOT HEREBY MAKE AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUILDING (INCLUDING THE EXPANSION PREMISES), ITS CONDITION (INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING QUALITY OF CONSTRUCTION, STATE OF REPAIR, WORKMANSHIP, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE).
     11. Improvements to Expansion Premises. Landlord shall construct the Expansion Premises subject to Exhibit B attached hereto.
     11. Failure to Deliver the Expansion Premises. Landlord shall not be liable for the failure to give possession of any of the Expansion Premises by reason of force majeure. Any rent otherwise due by Tenant with respect to such Expansion Premises shall, however, be abated until possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of any failure of Landlord to timely give possession of such Expansion Premises to Tenant during such time period as any third party tenant, tenants or occupants are holding over in such space and/or during such time period as such force majeure is continuing.
     12. Signage. As of the date of this Amendment, Tenant will have the exclusive right to signage on the Building, including without limitation, signage on the Northeast corner and the

Southeast corner of the Building, of a size, placement and prominence at least comparable to that of the current Tenant signage at the Building. Signage drawings shall be submitted by Tenant to Landlord for approval, such approval shall not be unreasonable delayed or withheld. The foregoing notwithstanding, to the extent Tenant intends to use signage on the Northeast corner and the Southeast corner of the Building identical to that currently used on the Northwest corner and the Southwest corner of the Building, no such prior approval shall be required. All signage shall be subject to local municipality approval. All signage shall be at Tenant’s sole cost. At lease expiration, tenant shall be required to remove its signage and restore the façade of the building. For avoidance of doubt, Tenant may use a portion of the Construction Allowance for the expense of signage referenced above. Additionally, as deemed necessary by Landlord, and where Tenant is not the sole tenant in the Building, Tenant shall install a separate kilowatt-hour meter(s) and electrical panel(s), if required, for all Building Signage and shall be solely responsible for the payment of all electricity billed back for the Building Signage on a monthly basis by Landlord.
     13. Brokers. Tenant warrants that it has not retained the services of any real estate agent or broker for representation in the negations with Landlord of the rental by Tenant of the Expansion Space. Landlord represents and warrants that it has retained only Peloton Real Estate Partners to represent it in the negotiations with Tenant of the rental by Tenant of the Expansion Space. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Peloton Real Estate Partners, who have represented Landlord as Landlord’s real estate broker or agent, and that it knows of no real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Landlord agrees to indemnify and hold harmless Tenant from and against any liability or claim arising in respect to any brokers or agents claiming a commission in connection with this Amendment other than Peloton Real Estate Partners. Landlord shall pay the commissions due to Peloton Real Estate Partners in connection with this Amendment pursuant to the terms of a separate written agreement.
     14. Authority. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is a duly formed and validly existing corporation under the laws of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.
     15. Defined Terms. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease Agreement.
     16. Ratification of Lease. Except as amended hereby, the Lease is hereby ratified and confirmed, and shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease Agreement and this Amendment, this Amendment shall control.
     17. Exhibits. Each Exhibit attached hereto is made a part hereof for all purposes.
     18. No Representations. Landlord and Landlord’s agents have made no representations or promises, express or implied, in connection with the Premises or this Amendment except as expressly set forth herein.

     19. Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:	TENANT:

ARI-Commercial Properties, Inc.	RealPage, Inc., a Delaware corporation

By:	By: /s/ Stephen T. Winn

Name:	Name:

Title:	Title: CEO

EXHIBIT A
EXPANSION PREMISES
     This Exhibit is attached to and a part of that certain Fourth Amendment to Lease Agreement executed by and between ARI-Commercial Properties, Inc. a California corporation, in its capacity as agent for Landlord, and RealPage, Inc., a Delaware corporation (the “Amendment”). Any capitalized term not defined herein shall have the meaning assigned to it in the Amendment. Landlord and Tenant mutually agree that the attached Floor Plan is the Floor Plan for the Expansion Premises:
Phase I and II Expansion Premises1

[1]	Office and work space configuration is draft. For rending purposes only

Phase III Expansion Premises

Exhibit B
TENANT FINISH-WORK: ALLOWANCE
     1. The Work (hereafter defined) to be performed by Landlord for the Premises shall be described in Exhibit B, with each Exhibit for Work sequentially identified as Exhibit B-1, Exhibit B-2, Exhibit B-3, etc. For each Phase of the Work, Landlord shall deliver the Premises in the condition described on the respective Exhibit B.
     2. Landlord shall construct the Work, and Tenant shall comply with the obligations with regard to the Work, more fully set forth below, for Work for each of Phase I, Phase II and Phase III, as well as any other Work performed at the Premises (collectively , the “Improvements”).
     Tenant shall provide to Landlord for its approval final working drawings within a reasonable period of time prior to commencement of the Work (hereafter defined) prepared by an architect/space designer reasonable acceptable to Landlord, of all improvements that Tenant proposes to install in the Premises (or in the case of signage, to any portion of the Building); such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modification to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable governmental laws, codes, rules, and regulations. Further, if any of Tenant’s proposed construction work will affect the Building’s heating, ventilation and air conditioning, electrical, mechanical, or plumbing systems, then the Working Drawings (hereafter defined) pertaining thereto shall be prepared by the engineer of record for the Building or other engineer reasonably acceptable to Landlord and Tenant, whom Tenant shall at its expense engage for such purpose. Landlord either shall approve or reject the Working Drawings within five (5) business days of receipt from Tenant (“Approval Period”). To the extent Landlord fails either to approve or reject the Working Drawings within the Approval Period, Landlord shall be deemed to have approved the Working Drawings. Landlord’s approval of such working drawings shall not be unreasonably delayed, withheld or conditioned provided that (1) they comply with all applicable governmental laws, codes, rules, and regulations, (2) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, (3) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant), and (4) they do not adversely affect the Building, its electrical, plumbing, HVAC, structural, or other systems. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of the Landlord to the performance of the Work. Landlord and Tenant shall indicate approval of the Working Drawings by signing each page thereof. All changes in the Work must receive the prior written approval of Landlord, which approval shall not be unreasonably delayed, withheld or conditioned, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible “as-built” plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.
     3. Landlord shall diligently construct the Improvements of the Premises in accordance with the Working Drawings, in a good and workmanlike manner, retaining individuals or agents to construct the Improvements having requisite skill, education and experience to perform such Initial Improvements, and in accordance with all applicable governmental laws, codes, rules, and regulations, subject only to any remaining items which do not prevent Landlord from obtaining a Certificate of Occupancy for the Expansion Space, or not materially interfere with or prevent Tenant from occupying and using the Premises for the permitted uses (i.e., punch-list items), and deliver possession of the Premises to Tenant on or before the Commencement Date set forth in Section 3 of this Lease. If a delay in the substantial completion of the Initial Improvements occurs because of (a) any change by Tenant to the Working Drawings, (b) any specification by Tenant of materials or installations in connection with the Working Drawings which are in addition to or other than Landlord’s standard finish-out materials or which materials, and which were not approved by Landlord either when approving the Working Drawings or any subsequent Change Order , because of long lead-time requirements or shortage of supply/availability, will delay substantial completion of the Initial Improvements beyond the Commencement Date of this Fourth Amendment to Lease Agreement, or (c) any other cause within Tenant’s reasonable control, then Tenant’s obligation to pay rent shall commence on the scheduled Commencement Date. The term “Substantial Completion” or “Substantially Completed” shall mean that, in the opinion of the architect or space planner that prepared the Working Drawings, the Work has been completed substantially in accordance with the Working Drawings, subject to completion of minor punch list items that do not materially interfere with or prevent the issuance of a Certificate of Occupancy for the Expansion Space or prevent Tenant from occupying and using the Premises for the permitted uses. As soon as the Work has been substantially completed and Landlord has obtained a Certificate of Occupancy therefore, Landlord shall notify Tenant in writing that the Commencement Date has occurred. Within ten days thereafter, Tenant shall submit to Landlord in writing a punch list of items needing completion or correction. Landlord shall use commercially reasonable efforts to complete such items within 30 days after it receives such notice. If Tenant or its employees, agents or contractors engage in acts or omissions that are the sole cause of delay in completion of the Work, then the Commencement Date shall be the date that, in the Design Professional’s opinion, substantial completion would have occurred had such delays not occurred. Tenant may from time to time make changes to the Working Drawings with Landlord’s prior written consent, which shall not be unreasonably withheld. Each subsequent request shall be set forth in a written notice delivered to Landlord, specifying in detail the requested change (“Change Order”). If Tenant requests any such change, then (1) Tenant shall pay all additional costs in designing and constructing the Work as a result of such changes, (2) all delays in designing and constructing the Work caused by such changes shall not delay the Commencement Date, and (3) Tenant shall pay to Landlord the estimated additional costs in designing and constructing the Work that will be caused by such changes before any such change shall be made.

     5. Tenant shall bear the entire cost of performing the Work (including, without limitation, design of the Work and preparation of the Working Drawings, costs of construction labor and materials and Project Management Services (hereafter defined) (the “Construction Hard Costs”), electrical usage during construction (allocated to Tenant as reasonably agreed by Landlord and Tenant), janitorial services, signage, fees, and related non-ad valorem taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined).
     6. Landlord shall provide to Tenant a construction allowance (the “Construction Allowance”) as specified in Exhibit C. Tenant shall be responsible for the amount by which the estimated Total Construction Costs exceed the Allowance, such amount to be invoiced by Landlord upon execution of the construction contract with the contractor, and payable by Tenant to Landlord within five (5) days of Tenant’s receipt of invoice therefor. Upon Substantial Completion of the Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the Total Construction Costs less (a) the amount of payments already made by Tenant, and (b) the amount of the Construction Allowance. A minimum of $5.00 per square foot of Rentable Square Feet of the Construction Allowance must be used for Construction Hard Costs. Tenant may utilize any remaining Construction Allowance to offset soft costs, including without limitation, relocation costs and any other expenses of Tenant incurred with regard to improvement of the Premises or the premises leased by Tenant from Landlord located at 4120 International Boulevard, Carrollton, Texas 75007, including without limitation, office furniture, cubicles, hardware, networking, telephones and telephone systems.
     7. Landlord or its designee shall coordinate the relationship between the Work, the Building, and the Building Systems. In consideration for Landlord’s services (“Project Management Services”), Tenant shall pay to Landlord a construction supervision fee equal to five percent (5%) of the Total Construction Costs for all improvements and alterations made to the Premises other than the Shell Construction, which fee shall be paid from the Construction Allowance. The Project Management Fee shall include all costs incurred with for services performed by Peloton Real Estate Partners or Billingsley Company regard to the Work and the Improvements for the Premises.
     8. To the extent not inconsistent with this Exhibit, Exhibit D of the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT B-1
     To be determined and mutually agreed upon prior to construction of the Phases I, II and III Phases, and any other construction at the Premises.

Exhibit C
Construction Allowance
     Tenant will have access to the Construction Allowance as specified in the following Schedule.

					Construction
Expansion			Construction	Construction	Allowance -	Net
Premises -	SF	Date of	Allowance Per	Allowance	(Holdback) /	Construction
Phases	Occupied	Allowance	SF	Dollars	Credit	Allowance
Phase I and II	27,870	Upon Execution	$18.00	$501,660	($150,000)	$351,660
		of 4th Amendment
Phase III	28,205	8/1/2008	$18.00	$507,690	$150,000	$657,690
     The Construction Allowance for Phases I and II will be available to Tenant upon full execution of this Fourth Amendment to Lease Agreement through December 31, 2009.
     Provided, Tenant has not exercised the Termination Option as to the Termination Space pursuant to Exhibit D of this Fourth Amendment to Lease Agreement, the Phase III Construction Allowance will be available to Tenant between August 1, 2008 and December 31, 2009; provided however, in the event Tenant waives its Termination Option prior to August 1, 2008, then at the time of the waiver of such Option.

Exhibit D
Option to Terminate Lease as to Phase In of the Expansion Premises
Tenant will have a one time option to terminate the Lease only as to Phase III of the Expansion Premises provided Tenant notifies Landlord in writing no later than July 31, 2008 of its intent to terminate the Phase III Expansion Premises. Failure by Tenant to provide such notice shall render this Termination Option as to the Termination Space null and void. Time is of essence in providing notice of termination to Landlord by Tenant. Upon Tenant’s exercise of the Termination Option as provided in this Fourth Amendment to Lease Agreement, the definition of Premises shall be deemed to be amended to include only Phases I and II on Exhibit A, and Tenant’s obligations with regard to Phase III shall terminate, be null and void, and of no further force or effect.
Landlord will be responsible for, and shall expend, all costs required to make the Building a multi- tenant Building, including without limitation, installing unique security systems, walls, doors, and any modifications required by Law. Notwithstanding the forgoing Landlord shall undertake the aforementioned work at the time that Landlord deems practical and or necessary, but in no event later than the date of occupancy for any third party occupant of the Expansion Premises.